UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 8, 2008

DELTEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33772	54-1252625
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13880 Dulles Corner Lane, Herndon, VA	20171
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (703)734-8606

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On May 8, 2008, Deltek, Inc. (“Deltek”) announced that James C. Reagan will cease to serve as Executive Vice President, Chief Financial Officer and Treasurer of Deltek, effective May 16, 2008. Mr. Reagan’s departure is not related to any disagreement with senior management or with Deltek’s accounting or operating policies.

Appointment of Chief Financial Officer

On May 8, 2008, Deltek announced that it has hired Mark L. Wabschall to succeed Mr. Reagan as Executive Vice President, Chief Financial Officer and Treasurer of Deltek, effective May 16, 2008. From 2007 to 2008, Mr. Wabschall, age 52, provided financial consulting services to high technology and other businesses. From 2004 to 2006, Mr. Wabschall served as Executive Vice President and Chief Financial Officer of webMethods, Inc., a leading provider of business integration and optimization software. Prior to joining webMethods, Mr. Wabschall was Vice President of Finance for Innovative Technology Application, Inc., a diversified technology firm, from 2003 to 2004. From 2000 to 2003, Mr. Wabschall was President of Delphi Business Solutions, LLC, a consulting company providing operational, financial, strategic planning and other consulting services to high technology businesses, government contractors and other companies. Mr. Wabschall received his B.S. from The Ohio State University in 1976 and is a Certified Public Accountant in Texas and Ohio.

Mr. Wabschall’s employment agreement has no set term, and employment under it is at will. The agreement provides for an annual base salary of $300,000. In addition, Mr. Wabschall is eligible to receive performance-based bonuses, to be paid quarterly, based on the satisfaction of agreed-upon targets. The target annual bonus to be received by Mr. Wabschall is $150,000, payable quarterly. The minimum quarterly bonus for the first two quarters after Mr. Wabschall’s start date is guaranteed to be 100% of his target payout. In connection with the commencement of his employment with us, Mr. Wabschall will receive an option to purchase 150,000 shares of our common stock at an exercise price equal to the closing price of Deltek’s common stock on the Nasdaq Global Select Market on his start date. In addition, Mr. Wabschall will be entitled to participate in Deltek’s standard benefit plans and programs for employees.

Under the terms of the agreement, if Mr. Wabschall’s employment is terminated other than on the date of or within 18 months following a change in control either by Deltek without cause or by Mr. Wabschall for good reason, then Mr. Wabschall will be entitled to his then current base salary as of the date of termination for six months thereafter. In addition, upon any termination that entitles Mr. Wabschall to the foregoing severance benefits, Deltek will also continue his coverage (including any dependent coverage in place as of his termination date) under its medical benefit plan for 12 months at his cost at the active-employee premium rate. If Mr. Wabschall’s employment is terminated on the date of or within 18 months following a change in control either by Deltek or its successors without cause or by Mr. Wabschall for good reason, then Mr. Wabschall will be entitled to his then current base salary as of the termination date for 18 months thereafter, 150% of his then current target annual bonus (based on his target annual bonus in effect in the period in which he is terminated), and coverage (including any dependent coverage in place as of his termination date) under Deltek’s medical benefit plan for 18 months at his cost at the active-employee premium rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2008	DELTEK, INC.

	By:	/s/ David Schwiesow
David Schwiesow
Senior Vice President and General Counsel